Exhibit 99.1

Contacts:	Stephanie Carrington/Jared Hoffman
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7017/7013
(818) 766-3502	scarrington@theruthgroup.com
jhoffman@theruthgroup.com

IPC The Hospitalist Company Reports Second Quarter 2008 Results

North Hollywood, CA—August 12, 2008—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

•	Net revenue increased 32% year-over-year to $59.2 million, largely driven by same-market area revenue growth of 21%

•	Patient encounters increased 29% year-over-year to 660,000

•	Income from operations rose 50% year-over-year to $4.8 million, as operating margin increased to 8.1%

•	Net income increased 76% year-over-year to $2.8 million, or $0.18 per pro-forma diluted share

Adam D. Singer, M.D., Chief Executive Officer, stated, “We are very pleased with our solid second quarter 2008 results, which demonstrate the continued strength of our business model with 32% overall net revenue growth and 21% same-market area net revenue growth in the second quarter. In addition, we continue to generate operating leverage as our revenue base expands, resulting in year-over-year growth in our operating income margin to 8.1% from 7.1%. Our recently completed follow-on public offering was well received in what is currently a very challenging equity market. We believe this underscores the attractiveness of our business model and growth opportunities.”

Dr. Singer added, “During the quarter, we closed two in-market acquisitions, which reflects part of our growth strategy to expand within existing markets. In addition, during the last few weeks, we expanded our geographic reach by entering our 17th and 18th states through new hospital contracts in Pennsylvania and Ohio. On August 1st, we closed our previously announced acquisition of Hospitalists of America, which provides us with an entry into the Southeast Florida market. Our acquisition pipeline remains robust in this highly fragmented industry, and we will continue to look for opportunities across the hospitalist sector.”

Second Quarter 2008

IPC’s second quarter 2008 patient encounters rose 29% to 660,000, compared to 511,000 in the same period last year. The Company reported second quarter 2008 net revenue of $59.2 million, a 32% increase from $44.9 million for the second quarter of 2007. Of the increase in net revenue, 64% was attributed to same-market areas. Second quarter 2008 same-market area net revenue grew 21% and same-market area patient encounters rose 18%. The increase in same-market area net revenue was primarily due to an increase in patient encounters from existing hospitalists, as well as new hospitalists either hired or added from in-market acquisitions.

Physician practice salaries and other expenses for the second quarter of 2008 were $43.2 million, compared to $32.3 million in the second quarter of 2007. The physician practice expenses as a percentage of net revenue slightly increased to 73%, compared to 72% for the same period of the prior year.

General and administrative expenses for the second quarter of 2008 were $10.6 million, compared to $9.1 million for the second quarter of 2007. General and administrative expenses as a percentage of revenue declined to 18% for the second quarter of 2008, compared to 20% for the second quarter of 2007 as the Company continues to leverage these costs over a larger revenue base.

Income from operations for the second quarter of 2008 increased 50% to $4.8 million, compared to $3.2 million for the second quarter of 2007, which was net of depreciation and amortization of $0.5 million and $0.3 million for 2008 and 2007, respectively. Operating margin rose to 8.1% for the second quarter of 2008, compared to 7.1% for the second quarter of 2007. The increase in operating margin was the result of the reduction of general and administrative expenses as a percentage of revenue as the Company continues to leverage its administrative costs over a larger revenue base as it grows its existing practices and continues to acquire new practices.

Second quarter 2008 net income was $2.8 million, or $0.18 per pro-forma diluted share, compared to $1.6 million, or $0.14 per pro-forma diluted share, for the second quarter of 2007.

Six Months 2008

For the six months ended June 30, 2008, IPC reported net revenue of $119.7 million, up 34% from $89.6 million for the comparable 2007 period. Income from operations was $10.2 million compared to $6.9 million for the first six months of 2007. Net income was $5.8 million or $.39 per pro-forma diluted share compared to net income of $3.6 million or $.32 per pro-forma diluted share for the same period of the prior year.

Recent Developments

On July 21, 2008, the Company closed its follow-on public offering of 4,025,000 shares of common stock at a price of $18.50 per share. The Company sold 1,135,231 newly issued shares and the selling stockholders sold 2,889,769 shares in the offering.

In July and August, 2008, the Company expanded its national footprint by entering its 17th and 18th states through new contracts with hospitals in Lebanon, Pennsylvania and Toledo, Ohio.

On August 1, 2008, the Company completed its previously announced acquisition of Hospitalists of America, headquartered in Coral Gables, Florida. The acquisition will expand IPC’s presence to Southeast Florida with a network of independent physicians who perform hospitalist services for health plan and hospital customers across Miami-Dade, Broward and Palm Beach counties.

Guidance

The Company revised its guidance for full year 2008 revenue to be in the range of $254 million to $257 million and full year 2008 earnings per pro-forma diluted share to be in the range of $0.85 to $0.88, after considering the weighted average of the additional shares sold in the follow-on offering which closed on July 21, 2008. The full year guidance includes acquisitions closed and new practices implemented by August 1, 2008 and an expected increase in general and administrative expenses in each of the third and fourth quarters to support new regions and the growth of the Company.

Conference Call

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-440-5788 (USA) or 719-325-4897 (International). In addition, a dial-up replay of the conference call will be available beginning August 12, 2008 at 8:00 p.m. ET (5:00 p.m. PT) and ending on August 26, 2008. The replay telephone number is 888-203-1112 (USA) or 719-457-0820 (International) Replay Passcode: 8240696. A live web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A web cast replay can be accessed on the corporate web site beginning August 12, 2008 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until September 12, 2008.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of our insurance coverage and insurance reserves;

•	our ability to recruit and retain qualified physicians;

•	our ability to successfully integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in our industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,304	$6,976
Accounts receivable, net	40,196	39,494
Prepaid expenses and other current assets	4,734	10,203

Total current assets	91,234	56,673
Furniture and equipment, net	2,503	2,189
Goodwill	41,038	34,754
Other intangible assets, net	989	808
Deferred tax assets, net	2,953	2,952

Total assets	$138,717	$97,376

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,177	$4,959
Accrued compensation	17,121	12,382
Medical malpractice and self-insurance reserves, current portion	774	951
Deferred tax liability	45	45
Short-term debt and current portion of capital leases	3,416	7,029

Total current liabilities	25,533	25,366
Long-term debt and capital leases, less current portion	7,061	19,793
Medical malpractice and self-insurance reserves, less current portion	10,454	8,900
Other long-term liabilities	300	300

Total liabilities	43,348	54,359
Stockholders’ equity:
Convertible preferred stock, Series A, B, C, and D $.001 par value, 64,905,826 shares authorized, 57,761,235 shares issued and outstanding in 2007; liquidation preference of $43,230,532 in 2007	—	57
Preferred stock, $.001 par value, 15,000,000 and 294,174 shares authorized in 2008 and 2007, respectively, none issued	—	—
Common stock, $.001 par value, 50,000,000 and 87,300,000 shares authorized in 2008 and 2007, respectively, 14,882,331 and 1,878,382 shares issued and outstanding in 2008 and 2007, respectively	15	2
Additional paid-in capital	102,225	55,605
Accumulated deficit	(6,871)	(12,647)

Total stockholders’ equity	95,369	43,017

Total liabilities and stockholders’ equity	$138,717	$97,376

IPC The Hospitalist Company, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenue	$59,154	$44,890	$119,713	$89,586
Operating expenses:
Cost of services—physician practice salaries, benefits and other	43,237	32,252	87,180	64,682
General and administrative	10,627	9,099	21,359	17,338
Depreciation and amortization	487	334	944	643

Total operating expenses	54,351	41,685	109,483	82,663

Income from operations	4,803	3,205	10,230	6,923
Investment income	144	129	308	223
Interest expense	(194)	(425)	(579)	(842)
Loss on fair value of preferred stock warrant liabilities	—	(134)	—	(86)

Income before income taxes	4,753	2,775	9,959	6,218
Income tax provision	1,997	1,212	4,183	2,642

Net income	2,756	1,563	5,776	3,576
Accretion of redeemable convertible preferred stock	—	(69)	—	(137)
Income allocable to preferred stockholders	—	(1,391)	(696)	(3,183)

Net income attributable to common stockholders	$2,756	$103	$5,080	$256

Per share data:
Net income per share attributable to common stockholders—historical:
Basic	$0.19	$0.06	$0.39	$0.16

Diluted	$0.18	$0.05	$0.38	$0.13

Weighted average shares:
Basic	14,874,000	1,771,000	13,154,000	1,582,000

Diluted	15,088,000	2,096,000	13,471,000	2,012,000

Net income per share attributable to common stockholders—pro forma:
Basic	$0.19	$0.14	$0.40	$0.33

Diluted	$0.18	$0.14	$0.39	$0.32

Weighted average shares:
Basic	14,874,000	10,999,000	14,435,000	10,863,000

Diluted	15,088,000	11,121,000	14,661,000	11,037,000

IPC The Hospitalist Company, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Operating activities
Net income	$5,776	$3,576
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	944	643
Stock-based compensation expense	334	18
Deferred income taxes	—	(283)
Revaluation of preferred stock warrant liabilities	—	86
Changes in assets and liabilities:
Accounts receivable	(702)	(916)
Prepaid expenses and other current assets	5,645	2,854
Accounts payable	(1,277)	229
Accrued compensation	4,739	281
Medical malpractice and self-insurance reserves	1,378	1,330
Accrued litigation loss and other claims	—	23

Net cash provided by operating activities	16,837	7,841

Investing activities
Acquisitions of physician practices	(6,261)	(6,884)
Purchase of furniture and equipment	(968)	(426)

Net cash used in investing activities	(7,229)	(7,310)

Financing activities
Proceeds from (repayments of) long-term debt and capital leases, net	(16,345)	2,033
Net proceeds from issuance of common and preferred stock	45,879	368
Excess tax benefits from stock-based compensation	186	389

Net cash provided by financing activities	29,720	2,790

Net increase in cash and cash equivalents	39,328	3,321
Cash and cash equivalents, beginning of period	6,976	5,946

Cash and cash equivalents, end of period	$46,304	$9,267

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$588	$732

Income taxes	$2,651	$511

IPC The Hospitalist Company, Inc.

Operating Data

Number of Patient Encounter Data (unaudited):

The following is a summary of the quarterly patient encounters for the six quarters ended June 30, 2008:

	Quarter Ended:
	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	March 31, 2008	June 30, 2008
Patient encounters	504,000	511,000	544,000	594,000	684,000	660,000